EXHIBIT 11.1

                          CAMDEN PROPERTY TRUST
                COMPUTATION OF EARNINGS PER COMMON SHARE

<CAPTIONS>
(In thousands, except per share amounts)

                                          For the Year Ended
                                              December 31,
                                       --------------------------
                                        1996      1995      1994
                                       ------    ------    ------
SIMPLE EARNINGS PER SHARE
  Weighted Average Common
    Shares Outstanding                 14,849    14,325    12,188
                                       ======    ======    ======
      Simple Earnings Per Share         $0.59     $0.86     $0.78
                                       ======    ======    ======

PRIMARY EARNINGS PER SHARE
  Weighted Average Common
    Shares Outstanding                 14,849    14,325    12,188
  Shares Issuable from Assumed
    Conversion of:
      Common Share Options and
        Awards Granted and
        Outstanding                        91        14        38
      Convertible Preferred Shares          -        85        85
                                       ------    ------    ------
  Weighted Average Common Shares
    Outstanding, as Adjusted           14,940    14,424    12,311
                                       ======    ======    ======
      Primary Earnings Per Share        $0.58     $0.85     $0.77
                                       ======    ======    ======

FULLY DILUTED EARNINGS PER SHARE <F1>
  Weighted Average Common Shares
    Outstanding                        14,849    14,325    12,188
  Shares Issuable from Assumed
    Conversion of:
      Common Share Options and
        Awards Granted and
        Outstanding                       140        36        38
      Convertible Preferred Shares          -        85        85
      Convertible Subordinated
        Debentures                      1,693     1,881     1,896
                                       ------    ------    ------

  Weighted Average Common Shares
    Outstanding, as Adjusted           16,682    16,327    14,207
                                       ======    ======    ======
      Fully Diluted Earnings
        Per Share                       $0.71     $0.98     $0.89
                                       ======    ======    ======

EARNINGS FOR SIMPLE, PRIMARY AND
  FULLY DILUTED COMPUTATION:
  Earnings to Common Shareholders
    (Simple Earnings Per Share
    Computation)                       $8,709   $12,291   $ 9,502
  Dividends on Convertible Preferred
    Shares                                  4        39        20
                                      -------   -------   -------
  Earnings (Primary Earnings Per
    Share Computation)                  8,713    12,330     9,522
  Interest on Convertible
    Subordinated Debentures             2,809     3,297     2,843
  Convertible Subordinated Debenture
    Cost Amortization                     295       334       333
                                      -------   -------   -------
  Earnings (Fully Diluted Earnings
    Per Share Computation)            $11,817   $15,961   $12,698
                                      =======   =======   =======

<F1> Fully diluted earnings per share of beneficial interest is not dilutive and is not presented in the Consolidated
     Statements of Operations.

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